Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER SYSTEM, INC. 2004 EARNINGS FORECAST
- 2004 EPS Expected to Increase 13% -20% Over 2003 Levels -

      MIAMI, December 19, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation management and supply chain solutions, today announced it forecasts full-year 2004 earnings to be in the range of $2.35 to $2.45 per diluted share. This represents an increase of approximately 13% to 20% over the Company’s current full-year 2003 earnings per diluted share (EPS) forecast of $2.04 to $2.08, before the cumulative effect of accounting changes. The full-year 2003 forecast reaffirms management’s previous fourth quarter EPS estimate of $0.53 to $0.57, and excludes a $0.06 per share charge related to the cumulative effect of changes in accounting.

      “We are forecasting Ryder’s overall 2004 revenue to grow by 2% to $4.87 billion,” said Gregory T. Swienton, Ryder’s Chairman, President and Chief Executive Officer. “We believe continuing economic improvement and our Company-wide focus on growth should work in tandem to give prospects the confidence and motivation needed to commit to longer-term contracts. Once those commitments become finalized, however, we anticipate the customary lag in revenue impact related to the start-up of our contractual business. Transactional business, such as commercial rental, is expected to demonstrate continuing revenue growth throughout the year.”

      Commenting on the Company’s financial objectives for 2004, Ryder Executive Vice President and Chief Financial Officer Tracy A. Leinbach said, “The cost management and continuous improvement disciplines that are now ingrained in Ryder’s operations will position us to deliver good earnings leverage as we work to grow the business in 2004.”

      Ryder’s 2004 forecast does not include anticipated earnings or revenue impacts resulting from today’s separately announced acquisition-related actions, as those transactions have not yet been finalized.

About Ryder

      Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

      The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2003 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

      Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

      For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conference Call and Webcast Information:

Ryder’s 2004 earnings forecast and fourth quarter 2003 earnings update webcast is scheduled for Friday, December 19, 2003 from 10:00 to 11:00 a.m. (Eastern Time). Speakers will be Chairman, President and Chief Executive Officer Gregory T. Swienton and Executive Vice President and Chief Financial Officer Tracy A. Leinbach.

»	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/using the Conference Number: PG8296346 and Passcode: RYDER
»	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-834-5893 and use the Passcode: 1219, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

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